February 17, 2015
State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171
Location Code: JQB5
Attention: Russell M. Donohoe

Re: Master Custodian Agreement - New Portfolios
Ladies and Gentlemen:

Please be advised that the undersigned Fund has established three (3) new series of shares to be known as American Century Capital Portfolios, Inc. - AC Alternatives Income Fund, American Century Capital Portfolios, Inc. - AC Alternatives Equity Fund, and American Century Capital Portfolios, Inc. - AC Alternatives Multi-Strategy Fund (the “New Portfolios”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011 (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the respective New Portfolios under the terms of the Custodian Agreement. In connection with such request, each undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.
Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.
Sincerely,
American Century Capital Portfolios, Inc. on behalf of AC Alternatives Income Fund, AC Alternatives Equity Fund and AC Alternatives Multi-Strategy Fund

By: /s/ C. Jean Wade
Name: C. Jean Wade
Title: Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President, Duly Authorized
Effective Date: May 1, 2015